UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2007 (May 18, 2007)
TETON ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-31679 (Commission File No.)	84-1482290 (IRS Employer Identification No.)
410 17th Street, Suite 1850
Denver, CO 80202
(Address of principal executive offices, including zip code)
(303) 565-4600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01- Regulation FD Disclosure
     On May 22, 2007, Teton Energy Corporation (the “Company”) issued a press release stating that the Company has acquired an acreage position on which it will develop an oil and gas resource play in the Big Horn Basin in the state of Wyoming.
     The Company acquired approximately 6,250 gross and net acres in the Big Horn Basin with a 100 percent working interest for $469,270. In addition, the Company announced that it is in the process of closing on an additional 5,750 gross and net acres, for a total acreage position of 12,000 gross and net acres by June 6, 2007. A copy of the press release announcing this acquisition is attached hereto as Exhibit 99.1.
     On May 22, 2007, the Company issued an additional press release updating its previously announced agreement to raise up to $7 million of 8% Senior Subordinated Convertible Notes.
     On May 16, 2007, the Company disclosed that it had entered into commitments with several investors through a placement agency agreement for $5.6 million of a targeted $7.0 million in 8% Senior Subordinated Convertible Notes due May 15, 2008 (the “Notes”). On May 17, 2007, the Company closed on $9.0 million of proceeds from the Notes, based on an earlier announced offering of $7.0 million and an additional $2.0 million of oversubscriptions. Net proceeds to the Company were approximately $8.3 million after fees and costs.
     The conversion price for the Notes is $5.00 per share. In the event the Notes are not repaid at maturity, they will convert into shares of the Company’s common stock at the market price if such price is less than $5.00 per share. Investors of the Notes also will receive warrants to purchase 3,600,000 shares of the Company’s common stock at an exercise price of $5.00 per share. The warrants contain a cashless exercise feature.
     A copy of the press release announcing the closing on the Notes is attached hereto as Exhibit 99.2.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 22, 2007
99.2	Press Release dated May 22, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated: May 22, 2007	TETON ENERGY CORPORATION
	By:	/s/ Karl F. Arleth
Karl F. Arleth
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 22, 2007
99.2	Press Release dated May 22, 2007